FIRST AMENDMENT TO

ADMINISTRATIVE AGREEMENT

This First Amendment (“Amendment”) dated _______ is made to the Administrative Agreement dated February 25th, 2025 (the “Agreement”) between RUSSELL INVESTMENTS EXCHANGE TRADED FUNDS, a Delaware statutory trust hereinafter called the “Trust,” and RUSSELL INVESTMENTS FUND SERVICES, LLC, a Washington limited liability company hereinafter called the “Administrator.” Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

WHEREAS, the Trust and the Administrator desire to restate Exhibit A of the Agreement to add new Funds and reflect Fund name changes.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

1.	Exhibit A to the Agreement is hereby amended and restated in its entirety as set forth on Exhibit A attached hereto.

2.	Except as expressly amended by this Amendment, the provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties hereto has caused this First Amendment to the Administrative Agreement to be executed in its name and behalf by its duly authorized representative as of the date first written above.

RUSSELL INVESTMENTS EXCHANGE TRADED FUNDS	RUSSELL INVESTMENTS FUND SERVICES, LLC

By:	By:

Name:	Name:

Title:	Title:

Exhibit A

As consideration for the Administrator’s services to the Funds listed below (as amended from time to time), the Administrator shall receive from each of those Funds an annual administration fee, accrued daily at the rate of 1/365th of the applicable administration fee on each day and payable monthly. The applicable administration fee will be based upon total Fund average daily net assets as set forth below.

Funds	Fee in Basis Points
Russell Investments U.S. Small Cap Equity ETF (f/k/a U.S. Small Cap Equity Active ETF)	0.048%
Russell Investments International Developed Equity ETF (f/k/a International Developed Equity Active ETF
Russell Investments Global Equity ETF (f/k/a Global Equity Active ETF
Russell Investments Emerging Markets Equity ETF (f/k/a Emerging Markets Equity Active ETF)
Russell Investments Global Infrastructure ETF (f/k/a Global Infrastructure Active ETF)
Russell Investments Global Real Estate ETF
Russell Investments Core Plus Bond ETF